Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B and Class C shares Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B and Class C shares Statements of Additional Information and to the incorporation by reference of our reports, dated October 13, 2006, with respect to the financial statements and financial highlights of each of the Funds constituting Pioneer Series Trust V (comprising, Pioneer Select Research Growth Fund, Pioneer Select Research Value Fund and Pioneer Global Select Equity Fund) included in their respective Annual Reports to the Shareowners in Post-Effective Amendment No. 4 to the Registration Statement (Form N-1A, No. 333-129005).

                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 20, 2006